LARICINA
E N E R G Y L T D.

August 2, 2006

Lexcore Energy Services Ltd.
P.O. Box 1000
Brooks, AB
T1R 1B8

Attention:             Mr. Doug Chernesky

Dear Mr. Chernesky,

Re:	2006 - 2007 Core Hole Delineation Project – Core Rig Contract

At the meeting between Lexcore Energy Services Inc. (Lexcore)., a subsidiary of Lexington Energy Services Inc., RCS Energy Services Ltd. (RCS) and Laricina Energy Ltd. (LEL) at Calgary, Alberta on July 28, 2006, a verbal agreement was reached to move forward with negotiations and contracting of two (2) coring/drilling rigs to LEL for the 2006 – 2007 Core Hole Delineation Project, subject to negotiations, and contract acceptance. It is understood that Lexcore will cease negotiations with all other operators pertaining to the aforementioned rigs while negotiations with LEL are ongoing.

The terms of the agreement are understood to be as follows:

1.

Safety will be of the highest concern. All equipment must be certified appropriately and the documentation available for inspection when requested by a Regulatory Officer or LEL representative. All personnel must have the required certification for rig crews. The current copy of Lexcore’s Health, Safety, and Environment program (policies and procedures) will be submitted immediately to LEL with a final draft to be submitted no later than the close of business on August 31, 2006 for review and file.

2.

The 2006 – 2007 Core Hole Delineation project will consist of an estimated 58 holes spread over three distinct project areas. The “Poplar” area is situated near Fort McMurray, Alberta and will consist of approximately 27 holes. The “Thombury” area is situated near Mariana Lakes, Alberta and will consist of approximately 10 holes. The “Germain” area is situated near Wabasca, Alberta and will consist of approximately 21 holes. The projected number of holes may increase, and is not expected to decrease. The start date of the project is weather dependent since all three areas are winter access only, but is estimated for early December 2006.

3.	In each of the areas, food and accommodations will be provided by LEL.

4.

As discussed, the coring rigs will be fully tested and will have each drilled a minimum of six (6) shallow gas wells before the projected start date of the 2006 – 2007 Core Hole Delineation project. Both rigs will mobilize when requested and arrive with the agreed support services, ready to drill.

Page 2	August 2, 2006

5.

Negotiations between Lexcore and LEL regarding services and rates will commence promptly with strong consideration give to the expectations contained within the Request for Proposal which was submitted by RCS on behalf of LEL on June 16, 2006 and the subsequent bid by Lexcore on July 6, 2006, and the information contained within each. In these discussions, a contract will be formed detailing the services that will be provided by Lexcore and the compensation provided by LEL. It is understood that products and services such as cement, casing, water truck, vacuum truck, and drilling fluids are outside the scope of the negotiations whereas other products and services such as drill bits, front-end loader, core box, transportation of core to a central location within the project area, core PVC, and supplies, among others, will be negotiated.

Yours truly,

LARICINA ENERGY LTD.

Dave Theriault
VP Operations and COO

Signed this   2   day of       August      , 2006

/s/ Dave Theriault	/s/ Doug Chernesky
Dave Theriault	Doug Chernesky
VP Operations & COO	VP Operations
Laricina Energy Ltd.	Lexcore Energy Services Inc.